5835 Peachtree Corners East, D - Norcross, GA 30092
Telephone (770) 242-8723 Fax (770) 242-8639

Contacts
Media: Deanne Eagle, Cameron Associates – 917-837-5866
Bill Wells, Guided Therapeutics – 770-242-8723
Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Provides Update on FDA PMA Review of Cervical
Cancer Test

Inspections of Facilities Underway and Questions Submitted by FDA

NORCROSS, GA (March 7, 2011) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP), today provided an update on the U.S. Food and Drug Administration (FDA) review process for its premarket approval application (PMA) for the LightTouch™ non-invasive test for the early detection of cervical pre-cancer.  The PMA was accepted for filing as of September 23, 2010.

The FDA has inspected two clinical trial sites as part of its review process and raised no formal compliance issues.  Advanced Scientifics, Inc. (ASI), the manufacturer of the Company’s single-patient-use disposable patient interface, also reported a successful FDA inspection.

As is typical in the FDA review process, the Company also received a series of questions from the FDA regarding the PMA, covering the clinical trial and various technical issues, for which the Company has 180 days to respond.

“We are pleased with the results of the FDA’s review of our clinical sites and that of our contract manufacturer, ASI,” said Mark L. Faupel, Ph.D., CEO and President of Guided Therapeutics, Inc.  “We fully expect to answer the FDA’s questions in a timely manner. Given the timing of the FDA’s inspections and questions, though, it now appears less likely we will be part of the next Obstetrics and Gynecology Devices Panel meeting, tentatively scheduled for May 19-20, 2011.

“Still, we believe it is possible to meet our target for a year end 2011 or early 2012 launch in the U.S. with the next currently scheduled panel meeting date in September, 2011.  This would assume the FDA’s questions are answered successfully, any additional inspections also are successful and final approval is granted.  Meanwhile, we also continue to work toward an international launch, which could occur prior to approval in the U.S.,” Dr. Faupel said.

About The LightTouch™

The LightTouch, which consists of a base unit and single-patient-use calibration disposable, scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively.  Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the LightTouch test does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly unnecessary testing.

Guided Therapeutics -- FDA update
March 7, 2011

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease, based on its patented biophotonic technology that utilizes light to detect disease at the cellular level.  The company’s first product, the LightTouch™, is a non-invasive device used to detect cervical disease instantly and at the point of care.  In a multi-center clinical trial, with women at risk for cervical disease, the LightTouch was able to detect cervical cancer up to two years earlier than conventional modalities.  LightTouch is designed to provide an objective result at the point-of-care, thereby improving the management of cervical disease.  Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the LightTouch technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent quarterly reports.

# # #